Exhibit 99.1

PEC Solutions Reports Fourth Quarter Fully Diluted EPS of 16 Cents

FAIRFAX, Va. (February 10, 2004) – PEC Solutions, Inc. (NASDAQ NM: PECS), a professional technology services firm specializing in high-end eGovernment solutions, today reported fourth quarter 2003 diluted earnings per share of 16 cents (on 29.9 million shares) for the quarter, compared to 20 cents (on 30.3 million shares) in the comparable quarter a year ago.

Net income was $4.7 million in the fourth quarter of 2003, compared to $6.0 million in the fourth quarter 2002.  PEC also reported fourth quarter 2003 revenue of $41.0 million, compared to $48.3 million for the same period in 2002.

For the full year of 2003, the Company reported revenue of $172.0 million, compared to $182.2 million in 2002.  PEC also reported 2003 net income of $17.2 million, compared to $22.3 million in 2002.  Diluted earnings per share were 58 cents (on 29.8 million shares), compared to 75 cents (on 29.5 million shares) in the prior year.

Stuart Lloyd, PEC’s Chief Financial Officer, commented, “We continue to have strong operating and net income margins.  As a result, we again achieved the high-end of our earnings guidance range for the quarter.  Revenue is expected to be between $41 and $42 million for the first quarter 2004, with diluted EPS for the quarter expected to be 14 cents.  Our guidance for full year 2004 revenue is between $180 and $195 million.  EPS is expected to be between 60 and 65 cents.”

Paul Rice, Chief Operating Officer, commented, “Despite the delay in passage of certain Federal Civilian appropriations for government fiscal year 2004, the company has made good progress in engaging agencies in their key going forward technology programs. With today’s keen government focus on the integration and sharing of information, we believe PEC’s unique position in the solutions engineering and development services market will result in renewed growth for the company as these programs gain traction throughout 2004.”

Rice noted several recent business developments.

•                  The company recently announced that the Administrative Office of the U.S. Courts (AOUSC) awarded the company a contract to provide technology support to migrate the Federal Judiciary’s national IT infrastructure to a Linux/Intel platform over a 5-year period. PEC will support the transition of the Judiciary’s mission-sensitive applications including case management, finance and accounting, probation and pretrial services, and case-tracking management systems to the Linux standard.

•                  The company was awarded a 2-year contract to develop and deploy the Controlled Substances Ordering System and the Electronic Prescriptions for Controlled Substances Programs. The company will host the DEA’s National E-Commerce Public Key Infrastructure (PKI) which will issue digital IDs to the pharmaceutical supply industry. The system will enable pharmacies and suppliers to electronically validate purchasers’ DEA registration status in real time, thereby helping reduce the illegal diversion of controlled substances.

•                  PEC is a member of the EDS-led team awarded a contract to implement the Department of Justice’s Bureau of Alcohol, Tobacco and Firearms managed services program, valued in aggregate at approximately $300 million. PEC will support EDS in engineering and deploying the enterprise management/configuration management components of the system.

•                  The company was awarded a contract to assist a national law enforcement organization to engineer and implement a secure network infrastructure. The company will engineer, integrate and implement a national infrastructure to support the client’s mission and administrative activities.

•                  The company received new and extended contract engagements across a broad cross-section of government agencies including the Departments of Defense, Homeland Security, Justice, Treasury, Veterans Affairs, Transportation, Interior, the Intelligence community, and the Federal courts. In aggregate, for the fourth quarter, the company was awarded $33 million in new contract funding, and submitted proposals with total life-cycle value in the amount of $166 million.

About PEC Solutions

PEC Solutions is a professional services firm that helps government clients harness the power of the Internet and other advanced technologies to improve mission performance. The company specializes in Web-Enabling Government® by providing secure, interoperable technology solutions for clients in law enforcement, intelligence, defense, and civilian agencies within the Federal Government and at State and local levels. PEC Solutions is based in Fairfax County, Virginia, with offices around the United States. Visit the company on the Web at www.pec.com.

For more information, contact John McNeilly, PEC Solutions Manager of Media and Investor Relations, at 703-679-4900.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. PEC Solutions assumes no obligation to update the information contained in this press release. PEC Solutions’ future results may be affected by its ability to continue to implement its government technology solutions, its dependence on the Federal government and state and local governments and other Federal government contractors as its major customers, timely passage of components of the Federal budget, timely obligations of funding by the Federal and state governments, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, including seasonal impacts, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire. For further information about forward-looking statements and specific risks, please refer to PEC’s recent SEC filings, including the company’s 10-K/A filing on April 17,2003.

PEC SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN THOUSANDS)

	AS OF DECEMBER 31, 2003	AS OF DECEMBER 31, 2002
	(UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents	$33,401	$21,176
Short-term investments	38,274	35,551
Accounts receivable, net	48,356	52,974
Other current assets	1,745	3,452
Total current assets	121,776	113,153

Property and equipment, net	26,674	27,967
Investments	37,587	26,790
Goodwill	16,932	16,932
Intangibles, net	2,849	3,700
Other assets	4,553	3,748
Total assets	$210,371	$192,290

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$5,576	$8,415
Advance payments on contracts	439	1,070
Accrued payroll	5,503	6,836
Accrued vacation	2,839	2,562
Other current liabilities	1,163	934
Total current liabilities	15,520	19,817

Long-term liabilities:
Supplemental retirement program liability	1,417	966
Deferred rent payable	1,790	1,341
Long-term lease obligation	23,062	22,822
Total long-term liabilities	26,269	25,129
Total liabilities	41,789	44,946
Commitments and contingencies

Stockholders’ equity:
Undesignated capital stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 26,792,565 and 27,303,041 shares issued and outstanding, respectively	273	268
Additional paid-in capital	95,219	91,071
Retained earnings	73,140	56,046
Accumulated other comprehensive loss	(50)	(41)
Total stockholders’ equity	168,582	147,344
Total liabilities and stockholders’ equity	$210,371	$192,290

PEC SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED		YEAR ENDED
	DEC. 30, 2003	DEC. 30, 2002	DEC. 30, 2003	DEC. 30, 2002
	(UNAUDITED)
Revenues	$41,017	$48,349	$172,043	$182,185
Operating costs and expenses:
Direct costs	23,859	28,489	102,362	107,277
General and administrative expenses	8,555	9,288	35,547	33,888
Sales and marketing expenses	1,030	1,126	5,361	5,372
Goodwill and intangible amortization	212	214	851	769
Total operating costs and expenses.	33,656	39,117	144,121	147,306
Operating income	7,361	9,232	27,922	34,879
Investment and other income	768	293	2,328	1,386
Interest expense	(889)	(220)	(2,654)	(227)
Income before income taxes	7,240	9,305	27,596	36,038
Provision for income taxes	2,569	3,345	10,355	13,784
Net income	$4,671	$5,960	$17,241	$22,254
Earnings per share:
Basic	$0.17	$0.22	$0.64	$0.84
Diluted	$0.16	$0.20	$0.58	$0.75
Weighted average shares used
in computing earnings per share:
Basic	27,204	26,629	27,086	26,381
Diluted	29,852	30,251	29,763	29,494

PEC SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN THOUSANDS)

	YEARS ENDING
	DEC. 30, 2003	DEC.30, 2002
	(UNAUDITED)
Cash flows from operating activities:
Net income	$17,241	$22,254
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,800	1,675
Amortization of intangibles	851	769
Amortization of bond premium and discounts, net	227	(68)
Write-off of capitalized software	—	290
Deferred rent payable	449	417
Bad debt expense	30	—
Deferred income taxes	(85)	261
(Gain) loss from investment in building	(953)	85
Non-cash charge related to building	240	—
Other	14	2
Changes in operating assets and liabilities:
Accounts receivable	4,588	(16,551)
Other current assets	1,836	1,267
Other assets	(428)	(777)
Accounts payable and accrued expenses	(2,839)	4,395
Advance payments on contracts	(631)	(219)
Retirement plan contribution payable	—	—
Accrued payroll	(1,333)	(182)
Accrued vacation	277	377
Other current liabilities	229	(1,688)
Supplemental retirement program liability	453	203
Net cash provided by operations activities	22,966	12,510
Cash flows from investing activities:
Purchases of property and equipment	(1,289)	(2,870)
Proceeds from sale of property and equipment	96	—
Purchases of short-term investments	(50,126)	(71,946)
Proceeds from sale of short-term investments	47,235	67,702
Investment in affiliate	—	(1,500)
Purchase of assets	—	(5,867)
Capitalized software	(648)	(216)
Purchases of long-term investments	(19,864)	(13,739)
Proceeds from sale of long-term investments	9,043	2,069
Distributions from building investment	800	—
Other	—	26
Net cash (used) by investing activities	(14,753)	(26,341)
Cash flows from financing activities:
Proceeds from issuance of common stock.	4,012	4,625
Payments on capital lease obligations	—	(54)
Net cash provided by financing activities	4,012	4,571
Net increase (decrease) in cash	12,225	(9,260)
Cash and cash equivalents at beginning of period	21,176	30,436
Cash and cash equivalents at end of period	$33,401	$21,176
Income taxes paid	$7,864	$12,509
Interest paid	$2,654	$227
Non-cash transactions:
Common stock repurchased and retired in exchange for shares in cashless exercise of stock options	$206	$878